UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2008

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Park Avenue, New York, New York	10017-5592
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 663-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 28, 2008, Altria Group, Inc. (“Altria”) entered into a 364-Day Bridge Loan Agreement (the “Bridge Loan Agreement”) with the lenders named therein and Goldman Sachs Credit Partners L.P. and Lehman Commercial Paper Inc., as administrative agents, JPMorgan Chase Bank, N.A. and Citibank, N.A., as syndication agents and Credit Suisse, Cayman Islands Branch and Deutsche Bank Securities Inc., as arrangers and documentation agents. The Bridge Loan Agreement provides for borrowings up to an aggregate principal amount of $4.0 billion at prevailing interest rates, as described in the agreement, and expires on January 26, 2009.

The Bridge Loan Agreement will be used for general corporate purposes, including the refinancing of debt and payment of any tender offer and consent solicitation expenses related to such debt. The Bridge Loan Agreement requires that Altria maintain, prior to the effectiveness of the spin-off of its wholly owned subsidiary Philip Morris International Inc. (the “Spin-Off”), an earnings before income taxes to fixed charges ratio of not less than 2.5 to 1. Upon effectiveness of the Spin-Off, Altria will be required to maintain (i) a ratio of consolidated debt to consolidated EBITDA of not more than 2.5 to 1 and (ii) a ratio of consolidated EBITDA to consolidated interest expense of not less than 4.0 to 1.

The lenders under the Bridge Loan Agreement and their affiliates have various relationships with Altria and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services.

The description of the Bridge Loan Agreement above is a summary and is qualified in its entirety by reference to the Bridge Loan Agreement, a copy of which is attached as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference.

Item 8.01.	Other Events

On January 31, 2008, Altria issued a press release attached as Exhibit 99.1 hereto, which is incorporated herein by reference, reporting the commencement by Altria and its subsidiary, Altria Finance (Cayman Islands) Ltd. (“Altria Finance”), of tender offers to purchase for cash (i) $2.6 billion of notes and debentures denominated in USD (the “USD Notes”) and (ii) approximately €1.0 billion of bonds denominated in EUR (the “EUR Bonds”), full details of which are set forth in the press release (collectively, the “Notes”). In conjunction with the tender offers, Altria and Altria Finance are soliciting from the holders of the Notes consents to amend the indentures under which the USD Notes were issued or, in the case of the EUR Bonds, Altria’s guarantee thereof, to clarify the application of certain provisions to the Spin-Off. While Altria believes that the Spin-Off is not prohibited by such instruments, it wishes to eliminate any uncertainty by amending such instruments.

Holders of the Notes may either:

a)	tender their Notes pursuant to the tender offers, and thereby deliver related consents pursuant to the consent solicitations; or

b)	deliver consents without tendering the related Notes pursuant to the consent solicitations.

This Current Report on Form 8-K shall not constitute an offer to purchase nor a solicitation of acceptance of the offer to purchase the Notes, which are being made only pursuant to the applicable Offer to Purchase and Consent Solicitation Statement, each dated January 31, 2008, of Altria and Altria Finance, as applicable.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	US$4,000,000,000 364-Day Bridge Loan Agreement, dated as of January 28, 2008.
99.1	Press release issued by Altria on January 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ G. Penn Holsenbeck

Name:	G. Penn Holsenbeck
Title:	Vice President, Associate General Counsel and Corporate Secretary

DATE: February 1, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	US$4,000,000,000 364-Day Bridge Loan Agreement dated as of January 28, 2008.

99.1	Press release issued by Altria on January 31, 2008.